Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
melissa.napier@usfoods.com	sara.matheu@usfoods.com

US Foods Reports Second Quarter Fiscal 2020 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) Aug. 4, 2020 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter of fiscal 2020. In this press release we refer to certain organic financial results. Organic financial results exclude contributions during the respective period from Smart Stores Holding Corp. (“Smart Foodservice”), which was acquired on April 24, 2020 and the Food Group of Companies (the "Food Group"), which was acquired on Sept. 13, 2019.

Second Quarter Fiscal 2020 Highlights

•	Total case volume decreased 28.0%; total organic case volume decreased 40.2%

•	Net sales decreased 29.2% to $4.6 billion

•	Gross profit decreased 41.2% to $671 million

•	Net loss available to common shareholders was $97 million

•	Adjusted EBITDA decreased 72.5% to $88 million

•	Diluted EPS loss was $0.44; Adjusted Diluted EPS loss was $0.25

Six Month Fiscal 2020 Highlights

•	Total case volume decreased 12.6%; total organic case volume decreased 24.1%

•	Net sales decreased 12.6% to $10.9 billion

•	Gross profit decreased 20.8% to $1.7 billion

•	Net loss available to common shareholders was $229 million

•	Adjusted EBITDA decreased 52.0% to $265 million

•	Diluted EPS loss was $1.05; Adjusted Diluted EPS loss was $0.10

CEO Perspective
"While COVID-19 continues to impact the foodservice industry and our business, we remain confident in the long- term outlook for both the industry and our company,” said Pietro Satriano, Chairman and CEO. “Our team is focused on providing tools, technology and expertise to help operators succeed in this rapidly changing environment. As the quarter progressed, we saw trends in volumes, margins and bottom line profitability improve, and we believe our scale, our differentiated platform and our strong balance sheet leave us well positioned to gain market share as the industry continues to recover.”

Second Quarter Fiscal 2020 Results
Total case volume decreased 28.0% from the prior year, while total organic case volume decreased 40.2%. Independent restaurant case volume decreased 32.1%, while organic independent restaurant case volume decreased 42.1%. Net sales of $4.6 billion decreased 29.2% from the prior year. Both case volume and Net sales were negatively impacted by social distancing measures and required closures of non-essential businesses that occurred during the quarter as a result of COVID-19. The Food Group and Smart Foodservice acquisitions contributed Net sales of $732 million, or 16.1%, for the quarter.

Gross profit of $671 million decreased $471 million, or 41.2%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, which also resulted in higher inventory write-offs and product donations, lower logistics income and changes to our customer mix. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Gross profit as a percentage of Net sales was 14.7%. Adjusted Gross profit was $730 million, a decrease of $426 million or 36.9% from the prior year, driven by the negative impact of COVID-19 on case volume, which also resulted in lower logistics income and changes to our customer mix. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Adjusted Gross profit as a percentage of Net sales was 16.0%.

Operating expenses were $730 million, a decrease of $218 million or 23.0% from the prior year. The decrease was primarily due to actions put in place to reduced operating costs as a result of lower case volume and a $75 million reduction in the reserve for uncollectible accounts, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions. Adjusted Operating expenses were $646 million, a decrease of $192 million or 22.9% from the prior year, primarily due to actions put in place to reduced operating costs as a result of lower case volume, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions.

Net loss available to common shareholders was $97 million, a decrease of $213 million compared to prior year. Adjusted EBITDA was $88 million, a decrease of $232 million or 72.5%, compared to the prior year. Diluted EPS loss was $0.44; Adjusted Diluted EPS loss was $0.25.

Six Month Fiscal 2020 Results
Total case volume decreased 12.6% from the prior year, while total organic case volume decreased 24.1%. Independent restaurant case volume decreased 16.6%, while organic independent restaurant case volume decreased 25.4%. Net sales of $10.9 billion decreased 12.6% from the prior year. Both case volume and Net sales were negatively impacted by social distancing measures and required closures of non-essential businesses that were put in place the second week of March as a result of COVID-19. The Food Group and Smart Foodservice acquisitions contributed Net sales of $1.4 billion, or 12.7%, for the first six months of fiscal 2020.

Gross profit of $1.7 billion decreased $457 million, or 20.8%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, which also resulted in higher inventory write-offs and product donations, lower logistics income and changes to our customer mix. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Gross profit as a percentage of Net sales was 15.9%. Adjusted Gross profit was $1.8 billion, a decrease of $423 million or 19.2% from the prior year, driven by the negative impact of COVID-19 on case volume, which also resulted in lower logistics income and changes to our customer mix. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Adjusted Gross profit as a percentage of Net sales was 16.4%.

Operating expenses were $1.9 billion, an increase of $53 million or 2.8% from the prior year. The increase was primarily due to a $95 million net increase in the reserve for uncollectible accounts and operating expenses for the Food Group and Smart Foodservice acquisitions, which were partially offset by actions put in place to reduced operating costs as a result of lower case volume. Adjusted Operating expenses were $1.5 billion, a decrease of $130 million or 7.8% from the prior year, primarily due to actions put in place to reduced operating costs as a result of lower case volume, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions.

Net loss available to common shareholders was $229 million, a decrease of $416 million compared to prior year. Adjusted EBITDA was $265 million, a decrease of $287 million or 52.0%, compared to the prior year. Diluted EPS loss was $1.05; Adjusted Diluted EPS loss was $0.10.

Cash Flow and Capital Transactions
Net cash provided by operating activities in the first six months of fiscal 2020 was $770 million, an increase of $376 million from the prior year, primarily driven by working capital benefits. Cash capital expenditures for the first six months of fiscal 2020 totaled $131 million, compared to $110 million for the same period prior year.

Early in the second quarter, the company undertook various financing activities to increase cash on hand and strengthen its liquidity. At the end of the second quarter, the company had $1.7 billion in cash on hand and approximately $1.3 billion in borrowing capacity available under the company’s ABL facility for total liquidity of approximately $3.0 billion.

Net Debt at the end of the second quarter of fiscal 2020 was $4.5 billion, a decrease of $100 million versus the end of fiscal 2019. The ratio of Net Debt to Adjusted EBITDA was 5.0x at the end of the second quarter of fiscal 2020, compared to 3.9x at the end of fiscal 2019.

Outlook for Fiscal Year 2020
Due to the continued uncertainty associated with COVID-19, the company withdrew its fiscal 2020 financial guidance on March 23, 2020 and is not providing financial guidance at this time.

Conference Call and Webcast Information
US Foods' second quarter fiscal 2020 earnings call will be broadcast live via the internet on Tuesday, August 4, 2020 at 10:00 a.m. CDT. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 3295176. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With more than 70 broadline locations and 76 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: any declines in the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; and potential interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the Securities and Exchange Commission (“SEC”) on February 13, 2020, and in our Quarterly Report on Form 10-Q, which was filed with the SEC on May 5, 2020. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income available to common shareholders and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net (loss) income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net (loss) income available to common shareholders is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net (loss) income available to common shareholders is Net income excluding such items as Restructuring benefits and costs, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. Effective as of the third quarter fiscal 2019, we revised the definition of Adjusted Net (loss) income available to common shareholders to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation. We believe that Adjusted Net (loss) income available to common shareholders may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income available to common shareholders and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	June 27, 2020	December 28, 2019

ASSETS
Current assets:
Cash and cash equivalents	$1,668	$90
Accounts receivable, less allowances of $120 and $30	1,089	1,455
Vendor receivables, less allowances of $7 and $4	150	143
Inventories—net	1,332	1,432
Prepaid expenses	137	109
Assets held for sale	20	1
Other current assets	26	32
Total current assets	4,422	3,262
Property and equipment—net	2,121	2,075
Goodwill	5,629	4,728
Other intangibles—net	943	967
Deferred tax assets	9	—
Other assets	405	256
Total assets	$13,529	$11,288

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$147	$222
Accounts payable	1,914	1,460
Accrued expenses and other current liabilities	515	538
Current portion of long-term debt	149	142
Total current liabilities	2,725	2,362
Long-term debt	6,065	4,594
Deferred tax liabilities	284	308
Other long-term liabilities	464	315
Total liabilities	9,538	7,579
Mezzanine equity:
Series A convertible preferred stock	491	—
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,871	2,845
Retained earnings	686	916
Accumulated other comprehensive loss	(59)	(54)
Total shareholders’ equity	3,500	3,709
Total liabilities, mezzanine equity and shareholders' equity	$13,529	$11,288

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
($ in millions, except share and per share data)	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$4,560	$6,443	$10,899	$12,474
Cost of goods sold	3,889	5,301	9,162	10,280
Gross profit	671	1,142	1,737	2,194
Operating expenses:
Distribution, selling and administrative costs	714	948	1,906	1,869
Restructuring costs	16	—	16	—
Total operating expenses	730	948	1,922	1,869
Operating (loss) income	(59)	194	(185)	325
Other income—net	(4)	(2)	(10)	(4)
Interest expense—net	63	42	115	84
(Loss) income before income taxes	(118)	154	(290)	245
Income tax (benefit) provision	(26)	38	(66)	58
Net (loss) income	$(92)	$116	$(224)	$187

Net (loss) income	$(92)	$116	$(224)	$187
Series A convertible preferred stock dividends	5	—	5	—
Net (loss) income available to common shareholders	$(97)	$116	$(229)	$187

Net (loss) income per share:
Basic	$(0.44)	$0.53	$(1.05)	$0.86
Dilutive	$(0.44)	$0.53	$(1.05)	$0.85

Weighted-average common shares outstanding
Basic	219,685,030	217,899,746	219,411,862	217,567,074
Diluted	219,685,030	219,251,258	219,411,862	219,018,572

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
($ in millions)	June 27, 2020	June 29, 2019
Cash flows from operating activities:
Net (loss) income	$(224)	$187
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	207	173
Loss (gain) on disposal of property and equipment—net	1	(1)
Amortization of deferred financing costs	9	2
Deferred tax benefit	(44)	(7)
Share-based compensation expense	19	15
Provision for doubtful accounts	106	10
Changes in operating assets and liabilities:
Decrease (increase) in receivables	257	(118)
Decrease in inventories—net	142	2
(Increase) decrease in prepaid expenses and other assets	(12)	1
Increase in accounts payable and cash overdraft liability	375	164
Decrease in accrued expenses and other liabilities	(66)	(34)
Net cash provided by operating activities	770	394
Cash flows from investing activities:
Acquisition of businesses—net of cash	(973)	—
Proceeds from sales of assets	7	—
Proceeds from sales of property and equipment	1	8
Purchases of property and equipment	(131)	(110)
Net cash used in investing activities	(1,096)	(102)
Cash flows from financing activities:
Proceeds from debt borrowings	3,645	2,006
Principal payments on debt and financing leases	(2,206)	(2,318)
Net proceeds from issuance of Series A convertible preferred stock	491	—
Debt financing costs and fees	(33)	(4)
Proceeds from employee stock purchase plan	11	10
Proceeds from exercise of stock options	1	11
Tax withholding payments for net share-settled equity awards	(5)	(5)
Net cash provided by (used in) financing activities	1,904	(300)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,578	(8)
Cash, cash equivalents and restricted cash—beginning of period	98	105
Cash, cash equivalents and restricted cash—end of period	$1,676	$97
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$89	$90
Income taxes paid—net	2	73
Property and equipment purchases included in accounts payable	14	19
Leased assets obtained in exchange for financing lease liabilities	60	57
Leased assets obtained in exchange for operating lease liabilities	13	2
Cashless exercise of stock options	—	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	June 27, 2020	June 29, 2019	Change	%
Net (loss) income available to common shareholders (GAAP)	$(97)	$116	$(213)	(183.6)%
Series A convertible preferred stock dividends	5	—	5	NM
Net (loss) income (GAAP)	(92)	116	(208)	(179.3)%
Interest expense—net	63	42	21	50.0%
Income tax provision	(26)	38	(64)	(168.4)%
Depreciation expense	87	81	6	7.4%
Amortization expense	19	10	9	90.0%
EBITDA (Non-GAAP)	51	287	(236)	(82.2)%
Adjustments:
Restructuring costs(1)	16	—	16	NM
Share-based compensation expense (2)	12	9	3	33.3%
LIFO reserve change (3)	19	14	5	35.7%
Business transformation costs (4)	2	2	—	—%
COVID-19 bad debt benefit (5)	(75)	—	(75)	NM
COVID-19 product donations and inventory adjustments(5)	40	—	40	NM
COVID-19 other related expenses(5)	11	—	11	NM
Business acquisition and integration related costs and other (6)	12	8	4	50.0%
Adjusted EBITDA (Non-GAAP)	88	320	(232)	(72.5)%
Depreciation expense	(87)	(81)	(6)	7.4%
Interest expense—net	(63)	(42)	(21)	50.0%
Income tax provision, as adjusted (7)(8)	13	(50)	63	(126.0)%
Series A convertible preferred stock dividends	(5)	—	(5)	NM
Adjusted net (loss) income available to common shareholders (Non-GAAP)(7)	$(54)	$147	$(201)	(136.7)%

Diluted EPS (GAAP)	$(0.44)	$0.53	$(0.97)	(183.0)%
Restructuring costs(1)	0.07	—	0.07	NM
Share-based compensation expense (2)	0.05	0.04	0.01	25.0%
LIFO reserve change (3)	0.09	0.06	0.03	50.0%
Business transformation costs (4)	0.01	0.01	—	—%
COVID-19 bad debt benefit (5)	(0.34)	—	(0.34)	NM
COVID-19 product donations and inventory adjustments(5)	0.18	—	0.18	NM
COVID-19 other related expenses(5)	0.05	—	0.05	NM
Business acquisition and integration related costs and other (6)	0.05	0.04	0.01	25.0%
Income tax provision, as adjusted (7)(8)	0.05	(0.01)	0.06	NM
Series A convertible preferred stock dividends	(0.02)	—	(0.02)	NM
Adjusted Diluted EPS (Non-GAAP)	$(0.25)	$0.67	$(0.92)	(137.3)%

Weighted-average diluted shares outstanding (GAAP)	219,685,030	219,251,258

Gross profit (GAAP)	$671	$1,142	$(471)	(41.2)%
LIFO reserve change (3)	19	14	5	35.7%
COVID-19 product donations and inventory adjustments(5)	40	—	40	NM
Adjusted Gross profit (Non-GAAP)	$730	$1,156	$(426)	(36.9)%

Operating expenses (GAAP)	$730	$948	$(218)	(23.0)%
Depreciation and amortization expense	(106)	(91)	(15)	16.5%
Restructuring costs(1)	(16)	—	(16)	NM
Share-based compensation expense (2)	(12)	(9)	(3)	33.3%
Business transformation costs (4)	(2)	(2)	—	—%
COVID-19 bad debt benefit (5)	75	—	75	NM
COVID-19 other related expenses(5)	(11)	—	(11)	NM
Business acquisition and integration related costs and other (5)	(12)	(8)	(4)	50.0%
Adjusted Operating expenses (Non-GAAP)	$646	$838	$(192)	(22.9)%

NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Includes COVID-19 related gains, losses or costs as specified under the agreements governing our indebtedness.

(6)
Includes: (i) Smart Foodservice acquisition and integration related costs of $10 million for the 13 weeks ended June 27, 2020; (ii) Food Group acquisition and integration related costs of $4 million and $8 million for the 13 weeks ended June 27, 2020 and June 29, 2019, respectively; and (iii) gains, losses or costs as specified under the agreements governing our indebtedness.

(7)
Effective as of the fiscal third quarter 2019, we revised the definition of Adjusted net income available to common shareholders to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation.

(8)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a corporate income tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26 Weeks Ended
($ in millions, except share and per share data)	June 27, 2020	June 29, 2019	Change	%
Net (loss) income available to common shareholders (GAAP)	$(229)	$187	$(416)	(222.5)%
Series A convertible preferred stock dividends	5	—	5	NM
Net (loss) income (GAAP)	(224)	187	(411)	(219.8)%
Interest expense—net	115	84	31	36.9%
Income tax (benefit) provision	(66)	58	(124)	(213.8)%
Depreciation expense	169	153	16	10.5%
Amortization expense	38	20	18	90.0%
EBITDA (Non-GAAP)	32	502	(470)	(93.6)%
Adjustments:
Restructuring costs(1)	16	—	16	NM
Share-based compensation expense (2)	19	15	4	26.7%
LIFO reserve change (3)	6	12	(6)	(50.0)%
Business transformation costs (4)	8	3	5	166.7%
COVID-19 bad debt expense (5)	95	—	95	NM
COVID-19 product donations and inventory adjustments(5)	40	—	40	NM
COVID-19 other related expenses(5)	11	—	11	NM
Business acquisition and integration related costs and other (6)	38	20	18	90.0%
Adjusted EBITDA (Non-GAAP)	265	552	(287)	(52.0)%
Depreciation expense	(169)	(153)	(16)	10.5%
Interest expense—net	(115)	(84)	(31)	36.9%
Income tax provision, as adjusted (7)(8)	2	(80)	82	(102.5)%
Series A convertible preferred stock dividends	(5)	—	(5)	NM
Adjusted net (loss) income available to common shareholders (Non-GAAP)	$(22)	$235	$(257)	(109.4)%

Diluted EPS (GAAP)	$(1.05)	$0.85	$(1.90)	(223.5)%
Restructuring costs(1)	0.07	—	0.07	NM
Share-based compensation expense (2)	0.09	0.07	0.02	28.6%
LIFO reserve change (3)	0.03	0.05	(0.02)	(40.0)%
Business transformation costs (4)	0.04	0.01	0.03	NM
COVID-19 bad debt expense (5)	0.43	—	0.43	NM
COVID-19 product donations and inventory adjustments(5)	0.18	—	0.18	NM
COVID-19 other related expenses(5)	0.05	—	0.05	NM
Business acquisition and integration related costs and other (6)	0.17	0.09	0.08	88.9%
Income tax impact of adjustments (7)(8)	(0.09)	—	(0.09)	NM
Series A convertible preferred stock dividends	(0.02)	—	(0.02)	NM
Adjusted Diluted EPS (Non-GAAP)	$(0.10)	$1.07	$(1.17)	(109.3)%

Weighted-average diluted shares outstanding (GAAP)	219,411,862	219,018,572

Gross profit (GAAP)	$1,737	$2,194	$(457)	(20.8)%
LIFO reserve change (3)	6	12	(6)	(50.0)%
COVID-19 product donations and inventory adjustments(5)	40	—	40	NM
Adjusted Gross profit (Non-GAAP)	$1,783	$2,206	$(423)	(19.2)%

Operating expenses (GAAP)	$1,922	$1,869	$53	2.8%
Depreciation and amortization expense	(207)	(173)	(34)	19.7%
Restructuring costs(1)	(16)	—	(16)	NM
Share-based compensation expense (2)	(19)	(15)	(4)	26.7%
Business transformation costs (4)	(8)	(3)	(5)	166.7%
COVID-19 bad debt expense (5)	(95)	—	(95)	NM
COVID-19 other related expenses(5)	(11)	—	(11)	NM
Business acquisition and integration related costs and other (6)	(38)	(20)	(18)	90.0%
Adjusted Operating expenses (Non-GAAP)	$1,528	$1,658	$(130)	(7.8)%

NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Includes COVID-19 related gains, losses or costs as specified under the agreements governing our indebtedness.

(6)
Includes: (i) Smart Foodservice acquisition and integration related costs of $20 million for the 26 weeks ended June 27, 2020; (ii) Food Group acquisition and integration related costs of $19 million and $18 million for the 26 weeks ended June 27, 2020 and June 29, 2019, respectively; and (iii) gains, losses or costs as specified under the agreements governing our indebtedness.

(7)
Effective as of the fiscal third quarter 2019, we revised the definition of Adjusted net income available to common shareholders to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation.

(8)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a corporate income tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	June 27, 2020	December 28, 2019	June 29, 2019
Total Debt (GAAP)	$6,214	$4,736	$3,205
Cash, cash equivalents and restricted cash	(1,676)	(98)	(97)
Net Debt (Non-GAAP)	$4,538	$4,638	$3,108
Adjusted EBITDA (1)	$907	$1,194	$1,132
Net Leverage Ratio (2)	5.0	3.9	2.7

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA